Exhibit 99.1

ZELTIQ ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

Increases Full Year 2014 Revenue Guidance to $160 - $165 million

Increases Full Year 2014 Adjusted EBITDA Guidance to Profitability

•	Total revenue of $47.1 million, up 79% compared to $26.3 million in Q2 2013

•	Adjusted EBITDA margin of 12%

•	208 systems shipped, compared to 136 systems in Q2 2013, bringing total system installed base to 2,562 systems

•	166,116 revenue cycles, up 63% from Q2 2013

PLEASANTON, CA (July 29, 2014) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the second quarter 2014.

Mark Foley, President and Chief Executive Officer, said, “Our second quarter success was driven by increasing CoolSculpting® momentum and awareness and can also be attributed to the sales and marketing investments we made in the first quarter, a strong trade show presence and robust customer adoption of our newest applicator, CoolSmooth™. We delivered record quarterly revenue of over $47 million, or nearly 80% year-over-year growth, while also maintaining strong selling price and a 71% gross margin. In addition, we reported earnings per share of $0.07 and achieved 12% adjusted EBITDA margin. The strength in our business was well balanced across both systems and consumables, as we further expanded our installed base while also increasing our account utilization. These outstanding financial and operational results further validate the strength of our CoolSculpting platform and our strategic decision to invest in our sales and marketing initiatives that have expanded our leadership position in the large, growing and underpenetrated market for non-invasive body contouring. We remain excited about the potential in 2014 and our increased confidence has led us to significantly raise full year 2014 revenue guidance to $160 million to $165 million, or 43% to 48% year-over-year growth and to guide to a full year positive adjusted EBITDA margin.”

Mr. Foley continued, “As we look to the second half of 2014 and beyond, we believe we have the right strategy in place for robust revenue growth and continued improvements in profitability and cash generation. We remain bullish on our ability to place systems and drive strong utilization for the next several years as we further penetrate the growing non-invasive body contouring market. As well, we are beginning to see the benefits of our various programs through our positive utilization trends from our high margin consumable revenue business. And finally, we believe that our R&D product pipeline can deliver a steady cadence of new products and possibly new therapeutic applications based on our proprietary controlled cooling technology.”

Second Quarter Financial Review

Total net revenue for the second quarter 2014 was $47.1 million, consisting of $25.4 million of system revenue and $21.7 million of consumable revenue. This compares to total net revenue of $26.3 million, consisting of $13.0 million of system revenue and $13.4 million of consumable revenue for the second quarter 2013. Total revenue cycles shipped increased 63% to 166,116 for the second quarter 2014, compared to 101,657 for the second quarter 2013.

Gross profit was $33.4 million, or 71% of revenue, for the second quarter 2014, compared to gross profit of $18.5 million, or 70% of revenue, for the second quarter 2013. Operating expenses for the second quarter 2014 were $30.6 million, compared to $22.1 million for the second quarter 2013.

Income from operations for the second quarter 2014 was $2.8 million, compared to a loss from operations of $3.7 million for the second quarter 2013. Net income for the second quarter 2014 was $2.8 million, or $0.07 per share, compared to a net loss of $3.6 million for the first quarter 2013, or ($0.10) per share. Weighted average diluted shares outstanding was 40.6 million for the second quarter 2014, compared to weighted average basic shares outstanding of 36.0 million for the second quarter 2013.

Cash and cash equivalents, short-term investments, and long-term investments were $43.3 million as of June 30, 2014 compared to $52.5 million as of June 30, 2013, and $41.2 million as of March 31, 2014.

Revised Full Year 2014 Financial Guidance

ZELTIQ is updating its previously stated financial guidance for the full year 2014, provided on its first quarter 2014 earnings conference call:

•	Revenue guidance in the range of $160 million to $165 million; up from prior guidance of $137 million to $140 million

•	Consumable revenue of approximately 50% of total revenue; unchanged from prior guidance

•	Gross profit margin of approximately 70%; unchanged from prior guidance

•	Operating expenses of approximately 75% of total revenue; down from prior guidance of 80%

•	Adjusted EBITDA margin of approximately positive 2%; up from prior guidance of negative (3%)

Additional information regarding our results and guidance can be found in our Supplemental Financial and Operational Information schedule by CLICKING HERE or by visiting the Investor Relations section of our website at www.zeltiq.com.

Use of Non-GAAP Financial Measures

ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss) in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

Conference Call

ZELTIQ will hold a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. The dial-in numbers are
(877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its third quarter 2014 financial results. In addition, a telephonic replay of the call will be available until August 5, 2014. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 76290408.

About ZELTIQ® Aesthetics

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting® System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s belief that continued building on key strategic initiatives will drive its long term success, its expectation of an increase in demand for system sales over the course of 2014, its belief regarding the potential for 2014 and its financial guidance for 2014 are forward-looking statements. The words “believe,” “expect,” “potential”, “will”, and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on April 30, 2014. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,262	$25,798
Short-term investments	18,565	18,840
Accounts receivable, net	13,908	10,221
Inventory	18,555	8,406
Prepaid expenses and other current assets	2,256	4,368

Total current assets	73,546	67,633
Long-term investments	4,467	11,442
Restricted cash	334	331
Property and equipment, net	2,289	2,158
Intangible asset, net	6,130	6,481
Other assets	71	9

Total assets	$86,837	$88,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,302	$5,165
Accrued liabilities	18,519	18,364
Deferred revenue	3,792	1,674

Total current liabilities	25,613	25,203
Other non-current liabilities	175	275

Total liabilities	$25,788	$25,478

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	61,049	62,576

Total liabilities and stockholders’ equity	$86,837	$88,054

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenue	$47,061	$26,338	$78,036	$46,320
Cost of revenue	13,660	7,878	22,676	15,226

Gross profit	33,401	18,460	55,360	31,094

Operating expenses:
Research and development	4,350	3,898	8,620	7,647
Sales and marketing	21,052	14,625	41,239	27,167
General and administrative	5,234	3,626	9,947	7,434

Total operating expenses	30,636	22,149	59,806	42,248

Income (loss) from operations	2,765	(3,689)	(4,446)	(11,154)
Interest income, net	14	19	33	43
Other (expense) income, net	(83)	106	(149)	72

Income (loss) before provision for income taxes	2,696	(3,564)	(4,562)	(11,039)
(Benefit from) provision for income taxes	(73)	43	6	50

Net income (loss)	2,769	(3,607)	(4,568)	(11,089)

Net income (loss) per share, basic	$0.07	$(0.10)	$(0.12)	$(0.31)

Weighted average shares of common stock outstanding used in computing net income (loss) per share, basic	37,440,537	36,045,346	37,328,738	35,968,144

Net income (loss) per share, diluted	$0.07	$(0.10)	$(0.12)	$(0.31)

Weighted average shares of common stock outstanding used in computing net income (loss) per share, diluted	40,597,275	36,045,346	37,328,738	35,968,144

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2014	June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,568)	$(11,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	932	850
Stock-based compensation	4,511	2,599
Deferred income tax provision (benefit)	38	(20)
Amortization (accretion) of investment premium (discount), net	126	177
Provision for doubtful accounts receivable	145	(3)
Provision for excess and obsolete inventory	325	162
Loss on disposal and write-off of property and equipment	17	2
Changes in operating assets and liabilities:
Accounts receivable	(3,781)	(406)
Inventory	(9,781)	1,093
Prepaid expenses and other assets	2,022	150
Deferred revenue, net of deferred costs	2,099	(268)
Accounts payable, accrued and other non-current liabilities	(2,416)	517

Net cash used in operating activities	(10,331)	(6,236)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(4,513)	(19,093)
Proceeds from sale of investments	1,000	10,550
Proceeds from maturity of investments	10,634	13,586
Purchase of property and equipment	(770)	(306)
Change in restricted cash	(1)	145

Net cash provided by investing activities	6,350	4,882

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock upon exercise of stock options	1,587	602
Tax payments related to shares withheld for vested restricted stock units	(3,247)	(62)
Tax effect of employee stock plans	15	—

Net cash (used in) provided by financing activities	(1,645)	540

Effect of exchange rate on cash and cash equivalents	90	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,536)	(814)
CASH AND CASH EQUIVALENTS—Beginning of period	25,798	22,876

CASH AND CASH EQUIVALENTS—End of period	$20,262	$22,062

ZELTIQ Aesthetics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(In thousands, except for percentages)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Dollars
Net income (loss), as reported	$2,769	$(3,607)	$(4,568)	$(11,089)

Adjustments to net income (loss):
Interest income and other (expense) income, net	69	(125)	116	(115)
(Benefit from) provision for income taxes	(73)	43	6	50
Depreciation and amortization	476	422	932	850
Stock-based compensation expense	2,406	1,480	4,511	2,599

Total adjustments to net income (loss)	2,878	1,820	5,565	3,384

Adjusted EBITDA	$5,647	$(1,787)	$997	$(7,705)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
As a Percentage of Revenue
Net income (loss), as reported	5.9%	-13.7%	-5.8%	-23.9%

Adjustments to net income (loss):
Interest income and other (expense) income, net	0.1%	-0.5%	0.1%	-0.2%
(Benefit from) provision for income taxes	-0.1%	0.2%	0.0%	0.1%
Depreciation and amortization	1.0%	1.6%	1.2%	1.8%
Stock-based compensation expense	5.1%	5.6%	5.8%	5.6%

Total adjustments to net income (loss)	6.1%	6.9%	7.1%	7.3%

Adjusted EBITDA Margin	12.0%	-6.8%	1.3%	-16.6%